EXHIBIT 8

                          Opinion of Stegman & Company


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                      [FORM OF FEDERAL INCOME TAX OPINION]

                                                         July ____



Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland  20832

Annapolis Bancshares, Inc.
2024 West Street
Annapolis, maryland  21401

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to the stockholders of Annapolis Bancshares, Inc. ("ABI"), a corporation organized under the laws of the State of Maryland, arising from the merger of ABI with and into Sandy Spring Bancorp, Inc. ("Bancorp"), a corporation organized under the laws of the State of Maryland, with Bancorp being the surviving entity (the "Merger"), which shall occur in the manner and according to the terms described in the Prospectus/Proxy Statement (the
"Prospectus") included in the Registration Statement on Form S-4 filed by Bancorp with the Securities and Exchange Commission ("SEC") on June ___, 1996 (the "Registration Statement"). Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in said Prospectus and Registration Statement and exhibits thereto.

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Agreement and Plan of Reorganization by and among ABI and Bancorp dated as of April 16, 1996 (the "Merger Agreement"); the Affidavit of Representations dated June ___, 1996 provided by Bancorp and the Affidavit of Representations dated June ___, 1996 provided by ABI (collectively, the "Affidavits"); and the Registration Statement (including the Prospectus). In such examinations, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof.

         You have informed us that in rendering our opinion we may rely upon the following: (i) the representations as set forth in the Affidavits, and (ii) there is no plan or intention by the shareholders of ABI who own five percent or more of ABI stock, and to the best of the knowledge of the management of ABI, there is no plan or intention on the part of the remaining shareholders of ABI to sell, exchange, or otherwise dispose of a number of shares of Bancorp stock received in the transaction that would reduce the ABI shareholders' ownership of Bancorp to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of ABI as of the same date. For purposes of this representation, shares of ABI stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of acquiring stock will be treated as outstanding ABI stock on the date of the transaction. Moreover, shares of ABI stock and shares of Bancorp stock held by shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation, and (iii) our understanding that all of the facts and representations contained in the Registration Statement (including the Prospectus) are accurate and complete. We have not attempted to verify any of the factual matters relating to the above noted transactions, whether in connection with or apart from this letter, and instead we have relied entirely upon the accuracy and completeness of the facts and representations set forth in the above referenced documents.

         Based upon the foregoing, subject to the limitations, assumptions and conditions set forth in the Prospectus under the headings "Summary Information - The Merger - Certain Federal Income Tax Consequences" and "The Merger - Certain Federal Income Tax Consequences," and provided that the transaction described above is consummated in the manner and according to the terms provided in the Merger Agreement, we are of the opinion that the description of the federal income tax consequences of the Merger to ABI's stockholders enumerated in the

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discussion   under  the  heading  "The  Merger  -  Certain  Federal  Income  Tax
Consequences" referred to above, as qualified by the seventh paragraph in such discussion, to the extent it reflects matters of law or legal conclusions, accurately reflects certain federal income tax consequences as therein stated.

         Our opinion is limited to the federal income tax matters under the heading "The Merger - Certain Federal Income Tax Consequences" referred to above and does not address any other federal income tax considerations or any other federal, state, local, or foreign tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on case law, Internal Revenue Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different.
We undertake no responsibility to update or supplement our opinion.

         This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to our firm in the Prospectus under the headings "Summary Information
- - The Merger - Certain Federal Income Tax Consequences" and "The Merger - Certain Federal Income Tax Considerations."

                                            Sincerely,

                                            STEGMAN & COMPANY



                                            By:_______________________

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